Exhibit 99

O’Sullivan Industries, Inc. Continues Financial Restructuring Negotiations,
Enters into Forbearance Agreement with Senior Secured Noteholders

Roswell, GA, August 15, 2005. O’Sullivan Industries, Inc. (“O’Sullivan”), a leading manufacturer and distributor of office, household and home organization RTA furniture, today announced that it is continuing negotiations with its senior secured and other creditors regarding a consensual financial restructuring of its balance sheet. In connection with these negotiations, O’Sullivan has entered into a forbearance agreement (the “Forbearance Agreement”) with the controlling holders of its 10.63% Senior Secured Notes due 2008 (the “Noteholders”).

O’Sullivan plans to use the forbearance period to continue its restructuring efforts and the initiatives that it has undertaken to improve its liquidity position and operations.

“We will continue to negotiate the terms of a financial restructuring with our Noteholders and others during the time afforded us by the Forbearance Agreement, and we expect to maintain normal operations throughout the financial restructuring process,” said Bob Parker, President and Chief Executive Officer of O’Sullivan. “We will continue to provide our customers with the same high-quality products and superior customer service without any interruption, and will continue to act responsibly toward our employees and vendors.”

Pursuant to the Forbearance Agreement, the Noteholders have agreed not to exercise any enforcement rights or remedies available to them under the Senior Secured Notes indenture as a result of O’Sullivan’s non-payment of interest on the Senior Secured Notes prior to the end of the grace period. If such exercise of enforcement were made, the indebtedness would become immediately due and payable. The Forbearance Agreement will expire on September 15, 2005, unless extended. With no binding obligation, the parties have agreed to continue to work together in good faith to consider further extensions of the forbearance period.

The failure to pay the interest on the Senior Secured Notes within the grace period also constitutes an event of default under O’Sullivan’s $40 million working capital revolving line of credit agreement dated as of September 29, 2003 with General Electric Capital Corporation (“GECC”) as Agent and a Lender. O’Sullivan is negotiating with GECC to amend the credit agreement to address these issues. To date, GECC has continued to make funds available under the credit agreement pending negotiation of an amendment.

O’Sullivan previously disclosed that it has retained Lazard Frères & Co. LLC to serve as its financial advisor and Dechert LLP to serve as its legal advisor to assist with its evaluation of strategic alternatives and restructuring efforts.

Certain statements in this press release that are not historical facts may be “forward looking statements.” Actual events may differ materially from those projected in any forward looking statement. There are a number of important factors involving risks and uncertainties beyond O’Sullivan’s control that could cause actual events to differ materially from those expressed or implied in such statement. Such factors include O’Sullivan’s success with its liquidity improvement initiatives and the ability to obtain any necessary waivers from lenders as well as sales levels, product mix, customer acceptance of existing and new products, material price increases, bankruptcy or loss of significant customers, interest rate fluctuations and other factors, all of which are difficult to predict and most of which are beyond O’Sullivan’s control. Actual results could differ materially from those projected by management. O’Sullivan disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. Please review O’Sullivan’s annual report on Form 10-K and most recent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

For more information, contact:
Rick Walters, CFO    678-939-0802
Russ Steinhorst, Controller    678-939-0809